Exhibit 34.1

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors Synchrony Bank:

We have examined management of Synchrony Bank (the Company)’s assertion, included in the accompanying Management’s Assessment of Compliance, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Synchrony Credit Card Master Note Trust and Synchrony Card Issuance Trust asset-backed securities transactions for which the Company acted as servicer involving private label and co-branded credit card receivables (such asset-backed securities transactions, the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the Applicable Servicing Criteria), as of and for the twelve months ended December 31, 2024. As described in the accompanying Management’s Assessment of Compliance, servicing criteria 1122(d)(1)(i), 1122(d)(1)(iv), 1122(d)(2)(iv), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xiv) and 1122(d)(4)(xv) are only applicable for the following deals in the Platform (Synchrony Card Issuance Trust, SynchronySeries Class A(2022-1) Notes, Synchrony Card Issuance Trust, SynchronySeries Class A(2022-2) Notes, Synchrony Card Issuance Trust, SynchronySeries Class A(2023-1) Notes, Synchrony Card Issuance Trust, SynchronySeries Class A(2023-2) Notes, Synchrony Card Issuance Trust, SynchronySeries Class A(2024-1) Notes, and Synchrony Card Issuance Trust, SynchronySeries Class A(2024-2) Notes). With respect to servicing criterion 1122(d)(4)(xv), the Company has determined that there were no activities performed during the twelve months ended December 31, 2024 with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities. Appendix B to Management’s Assessment of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the Platform.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

As described in the accompanying Management’s Assessment of Compliance, for servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(4)(iv) and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related servicing criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned Applicable Servicing Criteria for the Platform, including servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(4)(iv) and 1122(d)(4)(viii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the twelve months ended December 31, 2024 is fairly stated, in all material respects.

Our opinion on management’s assertion does not extend to any other information that accompanies or contains our report.

Chicago, Illinois	/s/ KPMG LLP

March 28, 2025

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